Exhibit 99.1


                            FSP Galleria North Corp.

FSP Galleria North Corp. (the "Company") has declared a dividend in the amount of $1,995 per share, representing property operations for the quarter ended December 31, 2007. The dividend will be payable on February 20, 2008 and will be distributed by the Company's transfer agent, American Stock Transfer & Trust Co. ("AST"). NOTE: if your investment is in a retirement account, the dividend will be sent to your custodian or plan administrator.

The Company's property located in Dallas, Texas, is 100% leased to a single tenant, Tenet Hospitals Limited ("Tenet"). No significant changes have occurred at the property. During the fourth quarter, Tenet informed the Company that it would not exercise its renewal option and allowed the option to expire on December 31, 2007 (two years prior to the expiration of its lease with the Company on December 31, 2009). However, Tenet has also informed us that it has not committed to another location, and it continues to keep its options open in regards to the location of the company's headquarters. Tenet is not currently utilizing 100% of the property, but is not trying to sublease any space either. This leads management to believe that Tenet does not want to limit its future growth in the building, and is focused on keeping all of its potential options open. However, management has to assume a likely full re-tenanting of the building in two years.

The Company has initiated its marketing strategy and plans to search for replacement tenants during the next two years while continuing discussions with Tenet on the possibility of extending the lease at the property. If Tenet is actually willing to downsize, it may be possible to create value and allow Tenet to terminate early on a portion of the property if management is successful in finding a tenant (or tenants) to occupy before the expiration of the Tenet lease.

The Company's annual filing on Form 10-K will be submitted to the SEC within approximately 90 days after year end, and you will be able to access the document via the SEC's website. However, a copy of the Annual Report will be mailed directly to you. To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001310157

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company Name: type FSP Galleria (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

                            FSP Galleria North Corp.


                                Dividend Summary

                                               TOTAL
            QUARTER         DIVIDEND         DIVIDENDS        ANNUALIZED
            ENDING          PER SHARE           PAID            YIELD*
            ------          ---------           ----            ------
         (10/14-12/31)
          12/31/2004         $1,451          $1,247,860          6.7%
          03/31/2005         $1,909          $1,641,740          7.6%
          06/30/2005         $1,907          $1,640,020          7.6%
          09/30/2005         $1,908          $1,640,880          7.6%
          12/31/2005         $1,926          $1,656,360          7.7%
          03/31/2006         $1,986          $1,707,960          7.9%
          06/30/2006         $1,979          $1,701,940          7.9%
          09/30/2006         $2,000          $1,720,000          8.0%
          12/31/2006         $1,954          $1,680,440          7.8%
          03/31/2007         $1,965          $1,689,900          7.9%
          06/30/2007         $1,943          $1,670,980          7.8%
          09/30/2007         $1,942          $1,670,120          7.7%
          12/31/2007         $1,995          $1,715,700          7.9%

*Yield based on original offering amount of $86,000,000 and $100,000/share


Forward-Looking Statements

Statements made in this letter that state the Company's or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation changes in economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. See also the "Risk Factors" set forth in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006, as the same may be updated from time to time in subsequent filings with the United States Securities and Exchange Commission. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.